 Exhibit 99.1

PRESS RELEASE

For Immediate Release:  September 14, 2003

Contact:
Valerie Newsom
Phone: 432.684.0301
email: vnewsom@cap-rock.net

Cap Rock Energy Announces New Debt Refinancing

MIDLAND, Texas — Cap Rock Energy Corporation (AMEX: RKE) today announced the authorization by the Federal Energy Regulatory Commission for its transmission subsidiary to borrow funds from Beal Bank, S.S.B., in connection with the refinancing of the debt associated with its transmission system.  The total financing package of $31.5 million will occur in two phases.  The first phase of approximately $14 million was used to pay the final balloon payment on the previous debt that was due in September 2003.  The remainder of the $31.5 million in financing is expected to be closed within a year, although the FERC authorization allows the Company two years to complete the financing process.

Lee D. Atkins, Chief Financial Officer, stated, “We are excited and enthusiastic about our new relationship with Beal Bank.  Our arrangement with our previous lender, MetLife, was a productive and fruitful one, in that it afforded us the opportunity to first construct the transmission system and then move on to the operations phase, with no added obstacles.  The second phase of our arrangement with Beal Bank will also allow us to extinguish some other debt that was associated with the transmission system and consolidate some functional transmission assets within that same subsidiary.”

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.  Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a publicly traded company in over 60 years.